As filed with the Securities and Exchange Commission on July 25, 2025

Registration No. 333-278870

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT No. 333-278870

UNDER

THE SECURITIES ACT OF 1933

Pinstripes Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-2556699
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1150 Willow Road

Northbrook, IL 60062

(847) 480-2323

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dale Schwartz

Chairman and Chief Executive Officer

1150 Willow Road

Northbrook, IL 60062

(847) 480-2323

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Mark D. Wood, Esq.

Elizabeth C. McNichol, Esq.

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Tel: (312) 902-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT

AND

DEREGISTRATION OF UNSOLD SECURITIES

Pinstripes Holdings, Inc. (the “Company”) is filing this post-effective amendment (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-278870), filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2024 (the “Registration Statement”), originally registering 12,900,000 and 850,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Pinstripes Holdings, Inc. 2023 Omnibus Equity Incentive Plan and the Pinstripes Holdings, Inc. 2023 Employee Stock Purchase Plan (the “Plans”), respectively (note that the number of securities listed as being registered pursuant to the Registration Statement does not take into account corporate actions, such as stock splits, taken in the interim), to deregister any and all of the Company’s securities registered but unsold or otherwise unissued under such Registration Statement as of the date hereof.

The New York Stock Exchange (“NYSE”) filed a Form 25 with the SEC on March 6, 2025 to complete the delisting of the Common Stock. The Company intends to file a Form 15 with the SEC to notify the SEC of its suspended reporting obligation under Section 15(d) of the Securities Exchange Act of 1934 shortly after effectiveness of this Post-Effective Amendment.

As a result of the delisting and deregistration of the Company’s securities, the Company is terminating all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement, if any, to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the date hereof. Effective upon filing of this Post-Effective Amendment, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, in the city of Northbrook, State of Illinois, thereunto duly authorized on July 25, 2025.

Pinstripes Holdings, Inc.

By:	/s/ Dale Schwartz
Dale Schwartz
Chairman and Chief Executive Officer

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.